BURRIDGE CAPITAL DEVELOPMENT FUND

            SCHEDULE OF COMPUTATION OF PERFORMANCE QUOTATIONS

                               TOTAL RETURN

                    For the Period from December 27, 1996
                         (commencement of operations)
                             to June 30, 1997




             Total Return=(Ending Redeemable Value/Initial Value)-1

             Total Return=(1069.00/1,000.00)-1

             Total Return=6.90%